UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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ROWAN COMPANIES PLC

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May 15, 2018

Dear Rowan Shareholders:

We are writing to ask for your vote in support of all of the proposals included in the proxy statement (the “2018 Proxy Statement”) for the 2018 annual general meeting of shareholders of Rowan Companies plc (“Rowan”), which was filed with the Securities and Exchange Commission on April 3, 2018, and consistent with the recommendations of Rowan’s board of directors (the “Board”). In particular, we are requesting your support for Proposal Number 2 – Advisory Resolution on Executive Compensation and for Proposal Number 3 – Advisory Resolution on the Director’s Remuneration Report as outlined on page 60 of the 2018 Proxy Statement. A copy of the 2018 Proxy Statement can be found at http://www.rowan.com/investor-relations/financial-proxy-reports/annual-quarterly-proxy-reports/default.aspx.

Shareholders have historically been very supportive of Rowan’s compensation programs and, as a result, over the past five years Rowan has received over 96% shareholder support for the two proposals outlined above (“Say on Pay Proposals”). For 2018, Glass, Lewis & Co., LLC (“Glass Lewis”), a leading proxy advisory firm, has recommended that shareholders vote in favor of Rowan’s Say on Pay Proposals. In contrast, another leading proxy advisory firm, Institutional Shareholder Services, Inc. (“ISS”), which has supported similar proposals in each of the past five years, has expressed concerns regarding the retention grants made to the CEO and CFO in 2017, and recommended shareholders vote against these two proposals.

As you evaluate Proposal 2 and Proposal 3, please consider the information disclosed in the 2018 Proxy Statement in addition to the information set forth herein.

WHY SHAREHOLDERS SHOULD SUPPORT PROPOSALS 2 AND 3

We have designed Rowan’s compensation philosophy to offer pay programs that help retain executive talent and motivate executive management to make prudent decisions promoting the long-term creation of shareholder value. Our design and administration of Rowan’s pay programs for 2017 supported this philosophy and focused on responsiveness to Rowan’s shareholders.

2017 Special Awards Help Retain World-Class Executive Team

In February 2017, Rowan granted retention awards to its CEO and CFO. These awards were in the amount of $7.5 million for the CEO and $2.05 million for the CFO, and were granted 100% in the form of equity based awards with four-year cliff vesting and double-trigger change-in-control vesting. As outlined on pages 34 – 36 of the 2018 Proxy Statement, we and the other independent members of the Board elected to grant these awards after a thorough review process and based on the following factors:

Factor Considered		Details / Considerations
Market demand for high quality executives within the broader energy industry	•

The demand for high quality executives within the broader energy industry dramatically increased over the year leading up to the grant of the retention awards, driven by higher oil prices and more demand for services within the energy industry.

	•	Leadership continuity was and is a key priority for Rowan through the market downturn.
	•	In light of the market downturn, the CEO’s compensation had not been increased since his initial appointment as CEO. Additionally, all members of the management team agreed to voluntarily reduce their base salaries by 10%. As a result, the CEO was positioned below the 25th percentile of Rowan’s offshore drilling peers for target compensation and the CFO was positioned below the median.
	•	Three of Rowan’s five offshore drilling peers granted retention awards in 2016 or 2017 further reducing its competitiveness versus peers on total compensation and highlighting its need to address CEO and CFO compensation.
The Company’s strong relative financial and shareholder performance	•	Industry leading relative TSR performance versus offshore drilling peers; this trend continued throughout 2017.
	•	Creation of a groundbreaking joint venture partnership with Saudi Aramco through ARO Drilling.
The strong individual performance of the executives	•

The CEO had exceptional performance against the goals set by Rowan’s compensation committee in each of the following seven categories: (i) leadership, (ii) strategic vision and management, (iii) financial and operating results, (iv) external relations, (v) board relations, (vi) human capital management and development, and (vii) health, safety, environment and legal and regulatory affairs.

	•	The CFO’s integral role in creating a strong balance sheet and industry leading liquidity position for the Company.

Responsive to Shareholder Concerns

As mentioned on pages 33 and 34 of the 2018 Proxy Statement, we and the other independent members of the Board undertook a meaningful shareholder outreach campaign in 2018. Despite receiving overwhelming historical shareholder support for Rowan’s historical compensation programs (over 96% shareholder support for its say-on-pay proposals over the past five years and 96.75% in 2017), we reached out directly to a meaningful sample of Rowan’s shareholders to better understand and address any significant areas of shareholder concern regarding Rowan’s executive compensation programs.

In the first quarter of 2018, we reached out to fifteen of Rowan’s largest shareholders (representing approximately 63% of its outstanding shares) and conducted one-on-one meetings with five large shareholders (representing approximately 29% of its outstanding shares). In these meetings shareholders gave us feedback on Rowan’s compensation programs and the retention awards granted to executives.

We and the other independent members of the Board made several changes to its compensation programs in 2018 that are in-line with the feedback received from shareholders:

•	For 2018, Rowan introduced contract backlog as a new financial measure within Rowan’s annual incentive program. Rowan will also include specific individual performance goals for the Company’s executives. Additionally, Rowan recommitted to the use of a 150% cap on payouts under the scorecard portion of the annual incentive program based on management’s recommendation.
•	For 2018, payouts under Rowan’s performance unit plan will be capped at target if absolute total shareholder return (“TSR”) is negative through the implementation of an absolute and relative TSR matrix.
•	For 2019, we and the other independent members of the Board will continue to assess the appropriateness of additional changes to Rowan’s compensation programs to create further alignment with shareholders.

Why should you support our say-on-pay proposals in light of these awards?

We and the other independent members of the Board elected to grant retention awards after a thoughtful review and based on the following factors:

•	Market demand for high quality executives within the broader energy industry
•	Rowan’s strong financial and shareholder performance relative to its offshore drilling peers
•	The strong individual performance of the executives in navigating Rowan through the downturn
•	Our belief that this management team is best positioned to lead the Company through the upturn in the cycle

While the retention awards could have been structured as cash payments over a vesting period to avoid reflecting the entire compensation in the first year of the award, we and the other independent members of the Board elected to grant Rowan’s retention awards 100% in the form of equity with four-year cliff vesting terms to better achieve the retention goal. This is beneficial to shareholders as it motivates the executive to improve shareholder returns, preserves Rowan’s cash liquidity, and increases the economic incentive for the executives to remain with Rowan throughout the anticipated market downturn. However, due to disclosure requirements, 100% of the award was required to be disclosed in the year of grant despite the executive not being able to realize any value until four years from the grant date. We hope that you will view these retention awards in the context of their long term business purpose, as stated above, rather than a single compensation figure.

We thank you for your prior support of Rowan’s compensation programs and hope that we can continue to receive your support for Rowan’s compensation programs at its 2018 annual general meeting of shareholders.

/s/ William E. Albrecht	/s/ Thomas R. Hix
William E. Albrecht Chairman of the Board Member of the Compensation Committee	Thomas R. Hix Chairman of the Compensation Committee